SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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☒	Definitive Proxy Statement
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Teradyne, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TERADYNE, INC.

321 Harrison Avenue

Boston, Massachusetts 02118

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS:

The Annual Meeting of Shareholders of Teradyne, Inc., a Massachusetts corporation (“Teradyne” or the “Corporation”), will be held on Thursday, May 22, 2003, at 10:00 A.M., at Fleet National Bank, 100 Federal Street (Seventh Floor), Boston, Massachusetts, for the following purposes:

1.	To elect three members to the Board of Directors to serve for a three-year term as Class II Directors.

2.	To ratify the selection of the firm of PricewaterhouseCoopers LLP as auditors for the fiscal year ending December 31, 2003.

3.	To transact such other business as may properly come before the meeting and any postponements or adjournments thereof.

Shareholders entitled to notice of and to vote at the meeting shall be determined as of the close of business on April 7, 2003, the record date fixed by the Board of Directors for such purpose.

By Order of the Board of Directors,

EILEEN CASAL, Clerk

April 21, 2003

Shareholders are requested to sign the enclosed proxy card and return it in the enclosed stamped envelope by return mail.

TERADYNE, INC.

321 Harrison Avenue

Boston, Massachusetts 02118

PROXY STATEMENT

April 21, 2003

Proxies in the form enclosed with this proxy statement are solicited by the Board of Directors of Teradyne, Inc. (“Teradyne” or the “Corporation”) for use at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on May 22, 2003, at 10:00 A.M., at Fleet National Bank, 100 Federal Street (Seventh Floor), Boston, Massachusetts.

Only shareholders of record as of the close of business on April 7, 2003 (the “Record Date”), will be entitled to vote at the Annual Meeting and any adjournments thereof. As of the Record Date, 185,061,582 shares (excluding treasury shares) of Teradyne’s Common Stock were issued and outstanding. Each share outstanding as of the Record Date will be entitled to one vote, and shareholders may vote in person or by proxy. Execution of a proxy will not in any way affect a shareholder’s right to attend the Annual Meeting and vote in person. Any shareholder delivering a proxy has the right to revoke it only by written notice to the Clerk delivered at any time before it is exercised, including at the Annual Meeting.

The persons named as attorneys in the proxies are officers of Teradyne. All properly executed proxies returned in time to be cast at the Annual Meeting will be voted. With respect to the election of directors, any shareholder submitting a proxy has a right to withhold authority to vote for any individual nominee by writing that nominee’s name in the space provided on the proxy. The proxies will be voted as stated below under “Election of Directors.” In addition to the election of directors, the shareholders will consider and vote upon the proposal to ratify the selection of auditors. Where a choice has been specified on the proxy with respect to the foregoing matters, the shares represented by the proxy will be voted in accordance with the specification and will be voted FOR if no specification is indicated.

A majority in interest of the outstanding shares represented at the meeting in person or by proxy shall constitute a quorum for the transaction of business. Votes withheld from any nominee, abstentions and broker “non-votes” are counted as present or represented for purposes of determining the presence or absence of a quorum for the meeting. A “non-vote” occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner. Directors are elected by a plurality of the votes cast by shareholders entitled to vote at the meeting. On all other matters being submitted to shareholders, an affirmative vote of at least a majority of the shares present, or represented, and entitled to vote at the meeting is required for approval. An automated system administered by Teradyne’s transfer agent tabulates the votes. The vote on each matter submitted to shareholders is tabulated separately. Abstentions are included in the number of shares present, or represented, and voting on each separate matter. Broker “non-votes” are not so included.

The Board of Directors knows of no other matter to be presented at the Annual Meeting. If any other matter should be presented at the Annual Meeting upon which a vote properly may be taken, shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the persons named as attorneys in the proxies and in accordance with the Securities and Exchange Commision’s (“SEC’s”) proxy rules. See “Shareholder Proposals” below.

An Annual Report to Shareholders, containing financial statements for the fiscal year ended December 31, 2002, has been mailed to all shareholders entitled to vote at the Annual Meeting. This proxy statement and the accompanying proxy were first mailed to shareholders on or about April 21, 2003.

ELECTION OF DIRECTORS

Teradyne’s Board of Directors is divided into three classes. Each class serves three years, with the terms of office of the respective classes expiring in successive years. The present term of office for the directors in Class II expires at the Annual Meeting. The nominees for election as Class II directors are Messrs. Chamillard, Carnesale and Vallee, each of whom was elected at the Annual Meeting of Shareholders held May 25, 2000. If re-elected, the Class II nominees will hold office until the Annual Meeting of Shareholders to be held in 2006, and until their successors shall have been elected and shall have been qualified. Shares represented by all proxies received by the Board of Directors and not so marked as to withhold authority to vote for any individual nominee will be voted (unless one or more nominees are unable or unwilling to serve) for the election of the Class II nominees. The Board of Directors knows of no reason why any such nominee should be unable or unwilling to serve, but if such should be the case, proxies will be voted for the election of some other person (nominated in accordance with Teradyne’s By-Laws) or the Board of Directors will fix the number of directors at a lesser number.

The following table sets forth the nominees to be elected at the Annual Meeting and the other current directors, the year each nominee or director was first appointed or elected a director, the principal occupation of each of the nominees and directors during at least the past five years, and the ages of each of the nominees and directors.

Nominee’s or Director’s Name and Year Nominee or Director First Became Director	Principal Occupation and Business Experience During the Past Five Years	Year Term Will Expire/Class
George W. Chamillard 1996	Chairman of the Board of Directors, President and Chief Executive Officer(1)	2003/II

James W. Bagley	Director(2)	2005/I
1996
Albert Carnesale	Director(3)	2003/II
1993
John P. Mulroney	Director(4)	2004/III
1983
Vincent M. O’Reilly	Director(5)	2005/I
1998
Roy A. Vallee	Director(6)	2003/II
2000
Patricia S. Wolpert	Director(7)	2004/III
1996

(1)

Mr. Chamillard, 64, has served as Chairman of the Board of Directors since May 2000 and as Chief Executive Officer of the Corporation since May 1997. Mr. Chamillard has served as President of the Corporation and has been a director of the Corporation since January 1996. Mr. Chamillard served as Chief

Operating Officer of the Corporation from January 1996 until May 1997 and as Executive Vice President of the Corporation from January 1994 until January 1996. Prior to that time, Mr. Chamillard served as a Vice President of the Corporation. Mr. Chamillard is also a director of Varian Semiconductor Equipment Associates.

(2)	Mr. Bagley, 64, has served as Chairman of the Board of Directors of Lam Research Corporation since October 1998 and as Chief Executive Officer since July 1997. Mr. Bagley served as Chairman and Chief Executive Officer of OnTrak Systems, Inc. from May 1996 until July 1997. From 1987 until May 1996, Mr. Bagley served in various capacities at Applied Materials, Inc., including President and Chief Operating Officer from 1987 through 1994, Vice Chairman and Chief Operating Officer from January 1994 until October 1995, and Vice Chairman from October 1995 until May 1996. Mr. Bagley is also a director of Micron Technology, Inc. and Wind River Systems, Inc.

(3)	Mr. Carnesale, 66, has served as Chancellor of the University of California, Los Angeles since July 1997. He served as Provost of Harvard University from October 1994 until June 1997 and was the Dean of the John F. Kennedy School of Government from November 1991 through December 1995 where he also served as Professor of Public Policy from 1974 through 1995.

(4)	Mr. Mulroney, 67, has served as Executive Director of the Opera Company of Philadelphia since January 1999 and served as Chief Operating Officer and President of Rohm and Haas Company from March 1986 until December 1998. He is a director of Aluminum Company of America.

(5)	Mr. O’Reilly, 66, was a partner, Chief Operating Officer and Vice-Chairman at Coopers & Lybrand L.L.P. until his retirement in September 1997. Since October 1997, Mr. O’Reilly has served as a Distinguished Senior Lecturer at the Carroll Graduate School of Management of Boston College. Mr. O’Reilly is also a director of the Neiman Marcus Group, Inc. and Eaton Vance Corp.

(6)	Mr. Vallee, 50, has been Chairman of the Board of Directors and Chief Executive Officer of Avnet, Inc. since July 1998. From November 1992 until July 1998, Mr. Vallee was Vice Chairman of the Board of Directors of Avnet and served as President and Chief Operating Officer from March 1992 until July 1998. Avnet, Inc. is a supplier of electronic components to the Corporation.

(7)	Ms. Wolpert, 53, served as Vice President, Sales Transformation, Americas at International Business Machines Corporation from December 2001 until her retirement in March 2003. From June 2000 until December 2001, Ms. Wolpert served as Vice President, Central Region, Americas and from January 1999 until June 2000, served as Vice President, Business Operations, Americas. From January 1993 until December 1998, Ms. Wolpert served in various capacities at International Business Machines Corporation, including General Manager System Sales, Latin America; Executive Assistant to the Chairman’s Office; General Manager, Northeast Area; Vice President of Operations, Northeast Area; and General Manager, Northern New England. IBM is a customer of and a supplier of electronic components to the Corporation.

Board of Directors’ Meetings and Committees

The Board of Directors of the Corporation met five times and took action by unanimous written consent twice during the fiscal year ended December 31, 2002. The Audit Committee, with oversight responsibilities that include matters relating to the Corporation’s financial disclosure and reporting process, including the system of internal controls and the appointment and activities of the Corporation’s independent auditors, met five times and also held one meeting via teleconference during 2002. In addition, prior to each filing of the Corporation’s

Quarterly Report on Form 10-Q, the Audit Committee Chair reviews quarterly earnings information with management and the Corporation’s independent auditors. Three such reviews were conducted during 2002. Messrs. Carnesale, Mulroney and O’Reilly are currently members of the Audit Committee. The Management Compensation and Development Committee, which determined the cash compensation of the Corporation’s executive officers during 2002, met four times during such year. Messrs. Bagley and Vallee and Ms. Wolpert and Messrs. Dwight H. Hibbard and Richard J. Testa were members of the Management Compensation and Development Committee during 2002. Mr. Hibbard retired from the Board of Directors and the Management Compensation and Development Committee in May 2002, and Mr. Testa passed away in December 2002. The Stock Option Committee, which administered the Corporation’s stock option and certain other benefit plans during 2002, met four times during such year. Messrs. Bagley and Vallee and Ms. Wolpert and, prior to his retirement, Mr. Hibbard were members of the Stock Option Committee during 2002. At the end of 2002, the Management Compensation and Development Committee and the Stock Option Committee were, pursuant to Board of Director approval, combined to form the Compensation Committee. Messrs. Bagley and Vallee and Ms. Wolpert are currently members of the Compensation Committee. The Board Nominating and Corporate Governance Committee, which acts, in part, as the Corporation’s nominating committee, and is responsible for recommending individuals to be nominated for election to the Board of Directors and recommending the time, location and agenda of the meetings of the Board of Directors, met three times during 2002. Messrs. Mulroney and Carnesale are currently members of the Board Nominating and Corporate Governance Committee. Shareholders wishing to suggest nominees for election to the Board of Directors should direct such suggestions to the Clerk of the Corporation at the Corporation’s principal address in accordance with the nomination procedures set forth in the Corporation’s By-Laws. All incumbent directors attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings of all committees of the Board on which they served.

During 2002, the Board of Directors reviewed the provisions of the Sarbanes-Oxley Act of 2002, the proposed and final rules of the U.S. Securities and Exchange Commission, and the proposed rules and listing requirements of the New York Stock Exchange. In 2002, the Board of Directors also commenced an ongoing review of its committee charters and corporate governance standards. The Board of Directors intends to amend its charters and standards, if necessary, as the rules and requirements are finalized.

Director Compensation

All non-employee directors are compensated at the rate of $35,000 per year, plus reimbursement of reasonable expenses. Non-employee directors who serve as chair of a committee of the Board of Directors receive an additional $5,000 per year. Directors who are employees of the Corporation receive no compensation in their capacity as a director. Non-employee directors may elect to defer all of their cash compensation and have the cash invested into a cash-equivalent instrument or Teradyne stock unit and receive either the cash or underlying Teradyne Common Stock when they retire from the Board. Any such Teradyne Common Stock received by non-employee directors upon retirement is granted under Teradyne’s 1997 Employee Stock Option Plan.

Each non-employee director is entitled to participate in the Teradyne 1996 Non-Employee Director Stock Option Plan, as amended (the “Director Plan”). The Director Plan provides for the automatic grant (i) of an option to purchase 22,500 shares of Teradyne Common Stock to each non-employee director who becomes a member of the Board of Directors on or after August 26, 1999, (ii) on February 5, 2001, of an option to purchase 6,750 shares of Teradyne Common Stock to each person who was a non-employee director on February 7, 2000, (iii) on February 5, 2001, of an option to purchase 15,750 shares of Teradyne Common Stock to each non-

employee who became a new member of the Board during February 2000, and (iv) of an option to purchase 11,250 shares of Teradyne Common Stock to each person who is a non-employee director on the first Monday of February in each year beginning on February 5, 2001 and continuing throughout the term of the Director Plan. In January 2002, the Director Plan was amended to provide that options granted under the Director Plan will expire seven years following the date of grant. The Director Plan was, in 2002, administered by the Stock Option Committee of the Board of Directors of the Corporation. Options granted under the Director Plan prior to February 5, 2001 become exercisable at the rate of 25% per year and options granted on or after February 5, 2001 are immediately exercisable. The exercise price per share for all options granted under the Director Plan is equal to the fair market value per share of Teradyne Common Stock on the date of grant.

As of December 31, 2002, options to purchase 802,876 shares of Teradyne Common Stock under the Director Plan were outstanding at a weighted average exercise price of $34.13.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of April 7, 2003 information relating to the beneficial ownership of the Corporation’s Common Stock by each director, each executive officer named in the Summary Compensation Table on page 8, and by all directors and executive officers as a group.

Name	Amount and Nature of Ownership(1)(2)	Percent of Class
James W. Bagley(3)	147,118	*
Gregory M. Beecher	91,911	*
Michael A. Bradley(4)	392,818	*
Albert Carnesale	79,738	*
John M. Casey	273,215	*
George W. Chamillard(5)	1,003,647	*
John P. Mulroney	102,398	*
Vincent M. O’Reilly	73,938	*
Edward Rogas, Jr.(6)	440,574	*
Richard E. Schneider(7)	141,126	*
Roy A. Vallee(8)	68,375	*
Patricia S. Wolpert(9)	94,238	*
All executive officers and directors as a group (15 people consisting of 9 officers and 6 non-employee directors)(10)	3,206,222	1.73%

* less than 1%

(1)	Unless otherwise indicated, the named person possesses sole voting and dispositive power with respect to the shares. The address for each named person is: c/o Teradyne, Inc., 321 Harrison Avenue, Boston, Massachusetts 02118.

(2)	Includes shares of Common Stock which have not been issued but which are subject to options which either are presently exercisable or will become exercisable within 60 days of April 7, 2003, as follows: Mr. Bagley, 78,938 shares; Mr. Beecher, 90,641 shares; Mr. Bradley, 328,922 shares; Mr. Carnesale, 78,938 shares; Mr. Casey, 221,215 shares; Mr. Chamillard, 785,714 shares; Mr. Mulroney, 78,938 shares; Mr. O’Reilly, 72,938 shares; Mr. Rogas, 352,922 shares; Mr. Schneider, 132,841 shares; Mr. Vallee, 66,375 shares; Ms. Wolpert, 78,938 shares; all directors and executive officers as a group, 2,563,512 shares.

(3)	Includes 68,180 shares of Common Stock held in a family trust for the benefit of Mr. Bagley and his wife.

(4)	Includes 63,896 shares of Common Stock over which Mr. Bradley shares voting and dispositive power.

(5)	Includes 3,456 shares of Common Stock over which Mr. Chamillard shares voting and dispositive power.

(6)	Includes 86,829 shares of Common Stock held in a family trust for the benefit of Mr. Rogas’ children.

(7)	Includes 6,198 shares of Common Stock over which Mr. Schneider shares voting and dispositive power.

(8)	Includes 2,000 shares of Common Stock held in a family trust for the benefit of Mr. Vallee and his wife.

(9)	Includes 3,000 shares of Common Stock held by Ms. Wolpert’s husband.

(10)	The group is comprised of the individuals named in the Summary Compensation Table on page 8, the remaining executive officers of the Corporation, and those persons who were directors of the Corporation on April 7, 2003. Includes an aggregate of 2,563,512 shares of Common Stock which the directors and executive officers as a group have the right to acquire by exercise of stock options within 60 days of April 7, 2003 granted under Teradyne’s stock plans and an aggregate of 6,600 shares of Common Stock held by members of the group, as to which beneficial ownership is disclaimed.

Listed below are certain persons who, to the knowledge of Teradyne, own beneficially, as of the dates indicated below, more than five percent of Teradyne’s Common Stock.

Name and Address of Beneficial Holder	Amount and Nature of Ownership	Percent of Class
Capital Group International, Inc.(1)	27,419,600	15.0%
11100 Santa Monica Boulevard Los Angeles, California 90025

Lord Abbett & Co.(2)	13,103,113	7.2%
90 Hudson Street Jersey City, New Jersey 07302

Capital Guardian Trust Company(3)	12,283,720	6.7%
11100 Santa Monica Boulevard Los Angeles, California 90025

Wellington Management Company, LLP(4)	12,022,058	6.6%
75 State Street Boston, Massachusetts 02109

FMR Corporation(5)	10,376,958	5.7%
82 Devonshire Street Boston, Massachusetts 02109

(1)

According to a Schedule 13G filed on February 14, 2003, Capital Group International, Inc. (“Capital Group”) had, as of February 14, 2003, sole dispositive power with respect to all of the shares and sole voting power with respect to 24,753,850 shares. Capital Group is the parent holding company of a group of investment management companies including the bank, Capital Guardian Trust Company, discussed in Note (3) below, that hold investment power and, in some cases, voting power over the shares. Capital Group does not have direct investment power or voting power over any of the shares, however, Capital Group may be deemed to “beneficially own” such shares by virtue of Rule 13d-3 under the Securities Exchange Act of 1934. Shares held by Capital Guardian Trust Company as discussed in Note (3) below are included in Capital Group’s holdings.

(2)	According to a Schedule 13G filed on January 31, 2003, Lord Abbett & Co. had sole dispositive power and sole voting power with respect to all of the shares, as of January 31, 2003.

(3)	According to a Schedule 13G filed on February 14, 2003, Capital Guardian Trust Company, a subsidiary bank of the Capital Group discussed in Note (1) above, had sole dispositive power with respect to all of the shares, and sole voting power with respect to 9,617,970 shares, as of February 14, 2003.

(4)	According to a Schedule 13G filed on February 12, 2003, Wellington Management Company, LLP (“WMC”) had, as of February 12, 2003, shared dispositive power with respect to all of the shares and shared voting power with respect to 8,562,310 shares. WMC is an investment adviser registered with the Securities and Exchange Commission. WMC, in its capacity as investment adviser, may be deemed to have beneficial ownership of shares of Common Stock of the Corporation that are owned of record by investment advisory clients of WMC.

(5)	According to a Schedule 13G filed on February 14, 2003, FMR Corporation had sole dispositive power with respect to all of the shares and sole voting power with respect to 1,962,654 shares, as of February 14, 2003.

Section 16(a) Beneficial Ownership Reporting Compliance

Based on a review of the forms and written representations received by Teradyne pursuant to Section 16(a) of the Securities Exchange Act of 1934, Teradyne believes that during the fiscal year January 1, 2002 through December 31, 2002, the directors, executive officers and any persons who beneficially own more than ten percent of Teradyne’s Common Stock complied with all applicable Section 16 filing requirements.

EXECUTIVE COMPENSATION

The following Summary Compensation Table sets forth the compensation for the three fiscal years most recently ended received by the Chief Executive Officer of Teradyne and the five other most highly compensated executive officers of Teradyne (the executive officers are collectively referred to as the “Named Executive Officers”).

SUMMARY COMPENSATION TABLE

	Annual Compensation			Long-Term Compensation Awards(3) Securities Underlying Options/SARs(#)	All Other Compensation(4)
Name And Principal Position	Year	Salary(1)	Bonus(2)
George W. Chamillard	2002	$591,500	$344,760	300,000	$37,156
Chairman of the Board of Directors,	2001	616,850	324,480	602,569	54,182
President and Chief Executive Officer	2000	590,837	981,926	150,000	77,522

Edward Rogas, Jr	2002	341,006	192,319	115,000	19,735
Senior Vice President	2001	351,004	161,558	116,381	28,374
	2000	336,191	496,711	75,000	41,038

Michael A. Bradley	2002	332,650	192,319	115,000	18,711
President, Semiconductor Test Division	2001	333,063	153,300	116,381	25,408
	2000	317,900	469,643	75,000	36,340

John M. Casey	2002	275,625	143,325	80,000	1,861
President, Circuit Board Test and	2001	287,438	132,300	63,571	1,731
Inspection	2000	286,818	409,299	62,500	1,300

Gregory R. Beecher(5)(6)	2002	240,000	133,714	100,000	20,410
Vice President and	2001	175,521	132,572	155,961	8,776
Chief Financial Officer	2000	—	—	—	—

Richard E. Schneider	2002	240,000	133,714	100,000	11,690
President, Connection Systems Division	2001	185,686	123,429	80,961	8,982
	2000	167,326	212,756	39,000	11,828

(1)	The amounts in the “Salary” column represent the annual base salary for each of the Named Executive Officers, which is paid monthly.

(2)	The amounts in the “Bonus” column represent payments made under Teradyne’s Variable Compensation Plan and Cash Profit Sharing Plan.

(3)	The Named Executive Officers did not, as of December 31, 2002, receive from Teradyne any grants of restricted stock as compensation.

(4)	The amounts in the “All Other Compensation” column represent the matching contributions that Teradyne makes to Teradyne’s Savings Plan and Supplemental Savings Plan and the imputed dollar value of insurance premiums relating to Teradyne’s split dollar life insurance policies (“Imputed Insurance Values”). The amounts representing the Imputed Insurance Value are as follows: Mr. Chamillard in 2002, 2001 and 2000, $9,677, $8,867 and $ 6,115 respectively; Mr. Rogas in 2002, 2001 and 2000, $4,658, $4,366 and $3,058 respectively; Mr. Bradley in 2002, 2001 and 2000, $4,132, $2,627 and $1,765 respectively; Mr. Casey in 2002, 2001 and 2000, $1,861, $1,731 and $1,300 respectively; Mr. Beecher in 2002, $1,781; and Mr. Schneider in 2002, 2001 and 2000, $1,690, $482, and $353 respectively. Previously reported “All Other Compensation” amounts for fiscal years 2001 and 2000 were in some cases overstated and in other cases understated. “All Other Compensation” reported herein for fiscal 2001 and 2000 has been corrected to eliminate the prior overstatements and understatements.

(5)	Mr. Beecher joined Teradyne in March 2001.

(6)	The amount in the “Bonus” column for 2001 includes a $40,000 bonus Mr. Beecher received upon joining Teradyne.

The following table provides information with respect to Teradyne stock option grants to the Named Executive Officers in 2002. Teradyne did not grant any stock appreciation rights in 2002.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

Name	Number of Securities Underlying Options Granted(1)	Percentage of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/share)	Expiration Date	Potential Realizable Value At Assumed Annual Rates of Stock Price Appreciation Over the Option Term(2)
					5%	10%
George W. Chamillard	300,000	4.23%	$17.48	7/19/09	$2,134,835	$4,975,072
Edward Rogas, Jr	115,000	1.62	17.48	7/19/09	818,353	1,907,111
Michael A. Bradley	115,000	1.62	17.48	7/19/09	818,353	1,907,111
John M. Casey	80,000	1.13	17.48	7/19/09	569,289	1,326,686
Gregory R. Beecher	100,000	1.41	17.48	7/19/09	711,612	1,658,357
Richard E. Schneider	100,000	1.41	17.48	7/19/09	711,612	1,658,357

(1)	Stock options were granted under Teradyne’s 1991 Employee Stock Option Plan at an exercise price equal to the fair market value of Teradyne’s Common Stock on the date of grant. The stock options granted to the Named Executive Officers in 2002 have a term of seven years from the date of grant and become exercisable as follows: 20% on the date of grant and, following the first year of grant, 20% on an annual basis thereafter.

(2)	Amounts reported in these columns represent amounts that may be realized upon exercise of the options immediately prior to the expiration of their term assuming the specified compounded rates of appreciation (5% and 10%) of Teradyne’s Common Stock over the term of the options. These numbers are calculated based on rules promulgated by the Securities and Exchange Commission and do not reflect Teradyne’s estimate of future stock price increases. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the timing of such exercise and the future performance of Teradyne’s Common Stock. There can be no assurance that the rates of appreciation assumed in this table can be achieved or that the amounts reflected will be received by the individuals.

The following table provides information on the number and value of each Named Executive Officer’s unexercised options at December 31, 2002. No Named Executive Officer exercised stock options in fiscal year 2002.

FISCAL YEAR-END OPTION VALUES

	Number of Securities Underlying Unexercised Options Held at December 31, 2002		Value of Unexercised In-the-Money Options at December 31, 2002
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
George W. Chamillard	785,714	681,855	$726,217	$—

Edward Rogas, Jr	352,922	203,459	449,395	—

Michael A. Bradley	328,922	202,459	403,258	—

John M. Casey	221,215	136,856	241,955	—

Gregory R. Beecher	59,391	196,570	—	—

Richard E. Schneider	132,841	149,120	78,609	—

Retirement Benefits

Teradyne established a Retirement Plan for the purpose of providing a lifetime annual income upon retirement to substantially all employees, including officers, of Teradyne and its United States subsidiaries. Membership in the Retirement Plan begins after one year of employment with Teradyne. The Retirement Plan provides for credit toward retirement income for years of employment with Teradyne prior to January 1, 2000 based upon a formula tied to average compensation from 1995 to 1999. For years of service after December 31, 1999, credit towards retirement income is determined on a yearly basis and is equal to the sum for each year of credited service under the Retirement Plan of (1) .75% of the employee’s compensation for the year which is under the defined covered compensation for the year and (2) 1.5% of the amount of the employee’s compensation for the year that exceeds the covered compensation for the year. The covered compensation under the Retirement Plan is based on the average of the social security wage basis in effect during the thirty-five years up to and including normal retirement age. However, federal tax law limitations on the total amount of benefits which a participant may receive under qualified retirement plans may limit some participants’ benefits under the Retirement Plan.

Under the Retirement Plan, accumulated annual retirement income vests partially after three years of service with Teradyne and becomes fully vested after seven years of service or upon normal, early or disability retirement. Benefits are payable in the form of an annuity either at normal retirement age, upon early retirement or upon disability. The Retirement Plan also provides for certain benefits to a surviving spouse.

In 1999, Teradyne offered all eligible domestic employees participating in the Retirement Plan a choice to either continue to be eligible for and to continue to accrue benefits under the Retirement Plan or to have the Retirement Plan benefits stop accruing and instead become eligible for an increased matching contribution by

Teradyne under the Teradyne, Inc. Savings Plan. The accrued Retirement Plan benefits of those employees who elected the increased matching option were frozen on January 1, 2000. In addition, beginning in the year 2000, all newly hired Teradyne employees participate exclusively in this Savings Plan in lieu of participating in the Retirement Plan.

The Corporation also maintains the Teradyne, Inc. Supplemental Executive Retirement Plan (the “SERP”). Under the SERP, annual pensions for Messrs. Chamillard, Rogas, Bradley, Casey and Schneider and other employees are computed based on model compensation. (See discussion of model compensation under Compensation Committee Report.) The pension formula is identical to that of the Retirement Plan, except an employee’s annual pension is based on the average of the employee’s last five years of model compensation. The resulting benefit is reduced by the benefit received from the Retirement Plan.

The following table shows the estimated annual benefits payable to covered participants in the United States upon retirement at age 65 under both the Retirement Plan and the SERP. The amounts shown are computed on a single life annuity basis and are not subject to deductions for Social Security benefits or other amounts. Remuneration for purposes of the table is based upon an employee’s average model compensation for the five-year period preceding retirement.

PENSION PLAN TABLE

	Years of Service
Five Year Average Compensation	10	15	20	25	30	35	40
$ 500,000	$72,000	$108,000	$144,000	$180,100	$216,100	$252,100	$288,100
600,000	87,000	130,500	174,000	217,600	261,100	304,600	348,100
700,000	102,000	153,000	204,000	255,100	306,100	357,100	408,100
800,000	117,000	175,500	234,000	292,600	351,100	409,600	468,100
900,000	132,000	198,000	264,000	330,100	396,100	462,100	528,100
1,000,000	147,000	220,500	294,000	367,600	441,100	514,600	588,100
1,100,000	162,000	243,000	324,000	405,100	486,100	567,100	648,100
1,200,000	177,000	265,500	354,000	442,600	531,100	619,600	708,100

The Named Executive Officers have been credited as of January 1, 2003 with the following years of service: Mr. Chamillard, 33 years; Mr. Rogas, 26 years; Mr. Bradley, 23 years; Mr. Casey, 25 years and Mr. Schneider, 15 years (Mr. Schneider elected to discontinue Retirement Plan participation, effective 2000). Mr. Beecher is not a participant in the Retirement Plan.

Change in Control Arrangements

Teradyne entered into Executive Officer Change in Control Agreements with certain of its executive officers including each of the Named Executive Officers. In the event that Teradyne experiences a “Change in Control” (as defined in the Executive Officer Change in Control Agreements) and a Named Executive Officer is terminated without “Cause” or if he terminates his employment with “Good Reason” (each as defined in the Executive Officer Change in Control Agreements), such Named Executive Officer will receive the following benefits: (i) the full acceleration of the vesting of his options; and (ii) in the event that any payments or benefits such Named Executive Officer receives from Teradyne are subject to excise tax under Section 280G of the Internal Revenue Code, Teradyne will pay such Named Executive Officer an additional amount so that the net amount retained by such Named Executive Officer after deduction of (x) any excise tax and (y) any federal, state and local tax and excise tax imposed upon the additional amount, shall be equal to the value of such payments or benefits.

COMPENSATION COMMITTEE REPORT

Overview and Philosophy

Teradyne’s executive compensation program was administered in 2002 by the Management Compensation and Development Committee of the Board of Directors which was comprised entirely of outside directors. The Management Compensation and Development Committee was responsible for developing and making recommendations to the Board of Directors on compensation policies other than with respect to stock option awards. In addition, the Management Compensation and Development Committee, pursuant to authority delegated by the Board of Directors, determines on an annual basis the cash compensation to be paid to each of the executive officers. The Stock Option Committee also was comprised entirely of outside directors. The Stock Option Committee was responsible for developing and making recommendations to the Board of Directors on compensation policies in connection with the awarding of stock options. In addition, the Stock Option Committee, pursuant to authority delegated by the Board of Directors, determines on an annual basis the stock option awards to be granted to each of the executive officers. At the end of 2002, the Management Compensation and Development Committee and the Stock Option Committee were, pursuant to Board of Director approval, combined to form the Compensation Committee. All members of the two former committees, excluding Mr. Testa who passed away in 2002, became members of the Compensation Committee.

The executive compensation policies are designed to provide competitive levels of compensation that assist the Corporation in attracting and retaining qualified executives. In setting cash compensation levels for executive officers, the Compensation Committee takes into account such factors as: Teradyne’s history and future expectations; the general and industry-specific business environment; annual and long-term performance goals; and corporate and group performance.

Executive Officer Compensation Program

Teradyne’s executive officer compensation program consists of cash compensation received pursuant to its Cash Compensation Plan and Cash Profit Sharing Plan, long-term compensation under Teradyne’s stock option, savings and retirement plans, and various other benefits generally available to employees of Teradyne.

Under Teradyne’s Cash Compensation Plan, the Compensation Committee assigns to each senior employee of Teradyne, including all executive officers, at the beginning of each year, a “model compensation” amount. The model compensation amount is based on salary surveys of similarly sized electronics companies, and on an as adjusted basis, larger sized companies, some of which are represented in the S&P High Technology Composite Index appearing in the Performance Graph on page 18 herein.

Once model compensation for each participant has been determined, the actual cash compensation paid to each employee under the Cash Compensation Plan is comprised of two components: (1) a fixed monthly salary and (2) an annual variable amount based upon overall corporate and group performance (referred to herein as “Variable Compensation”). The fixed salary amount is set at a level which is below the model compensation, and the variable portion is based upon factors which, if achieved, would entitle the employee to reach or exceed model compensation.

The amount of Variable Compensation each participant receives is a function of four factors:

(A)	The employee’s base annual salary as of the end of the year;

(B)	Overall corporate performance versus goals;

(C)	Performance of the individual business group versus goals; and

(D)	The employee’s “variable compensation factor,” which is determined by the Compensation Committee on the basis of the employee’s responsibility and experience level.

An employee’s “variable compensation factor” is a percentage of his or her base annual salary starting at 10% for new participants. At greater levels of responsibility and experience, the variable compensation factor may increase to or exceed 180% of base annual salary. An employee’s model compensation is set assuming a 50% payout of the variable compensation factor. Accordingly, in a given year an employee may achieve more or less than his or her model compensation depending on corporate and business group performance.

At year-end, the Compensation Committee evaluates Teradyne’s overall performance versus goals and each individual group’s performance versus goals. Given the dynamics of the business, Teradyne’s Cash Compensation Plan relies heavily on the Compensation Committee’s subjective judgment of performance.

Specifically for 2002, in determining Variable Compensation payouts, the Compensation Committee took the following factors into consideration in evaluating both overall corporate performance and the performance of Teradyne’s individual business groups: (1) the extent to which quantitative and qualitative plans were met for the year, with an emphasis on profitability, growth of sales, growth of bookings, and increase in market share; (2) the extent to which each business group became a role model in the implementation of “Total Quality Management”; (3) the extent to which the results for the year verified each group’s strategy and improved its strategic position; and (4) the extent to which each group’s 2002 mid-term plan and strategy contributed to Teradyne’s aggressive and credible mid-term plan and adapted to changes in the marketplace or environment. The Compensation Committee weighed each of the four factors approximately equally in setting Variable Compensation amounts. In 2002, total cash compensation for all executive officers from Teradyne’s Cash Compensation Plan ranged from 19% to 27% below model compensation.

Teradyne’s stock option program is its long-term incentive plan for employees, including executive officers. The objectives of the program are to align executive return with shareholder return and to create and implement a program which will attract and retain talented employees and executives. Stock options are awarded annually to employees, including the Chief Executive Officer, based upon each employee’s relative contribution and responsibility within the Corporation. The factors taken into account by the Stock Option Committee in determining each executive officer’s relative contribution and responsibility within the Corporation include: the executive officer’s level of model compensation, the executive officer’s position, the responsibilities currently being performed by the executive officer and the responsibilities expected to be performed by the executive officer. The individual factors are reviewed subjectively by the Stock Option Committee when determining stock option awards for each executive officer. Teradyne conducts surveys of various companies, some of which are represented in the Performance Graph’s S&P High Technology Composite Index, to verify that the relative percentages of stock options granted to its employees, its Chief Executive Officer and its other executive officers, are consistent with high technology industry practice, are within the range of stock options granted by the surveyed companies, and are competitive with the relative percentages of stock options granted by the surveyed companies.

Chief Executive Officer Compensation

Mr. Chamillard’s cash compensation for 2002 awarded under the Corporation’s Cash Compensation Plan was $936,260, which is approximately 27% less than Mr. Chamillard’s 2002 model compensation of $1,284,400. Mr. Chamillard’s 2002 cash compensation awarded pursuant to the Corporation’s Cash Compensation Plan is a 1% decrease from his 2001 cash compensation. Mr. Chamillard’s base salary amount was $591,500 for 2002 and was set by the Compensation Committee, in conjunction with his model compensation amount, based upon salary surveys of Chief Executive Officers for similarly sized electronics companies. Similar to all employees at Teradyne, Mr. Chamillard’s 2001 salary increase was deferred from July 2001 until July 2002. Mr. Chamillard’s 2002 base salary amount, $591,500, included a 15% salary cut for the first six months of 2002 and a 10% salary cut for the last six months of 2002. Mr. Chamillard’s Variable Compensation payout for 2002 was $344,760. Mr. Chamillard’s Variable Compensation payouts are determined based upon the same factors as the Corporation’s other executive officers who have general responsibilities within the Corporation rather than responsibilities for one specific business group within the Corporation. Each of such executive officer’s Variable Compensation payout is based 50% upon the performance of the Corporation as a whole and 50% upon the average of the performances of each of the individual business groups within the Corporation. As was the case with all eligible Teradyne employees, Mr. Chamillard received no cash compensation in 2002 pursuant to the Corporation’s Cash Profit Sharing Plan. Cash compensation awards under such plan, which are calculated on a uniform basis as a percentage of the recipient’s salary, are made to the employees of the Corporation on an equal basis.

The stock options granted to Mr. Chamillard during fiscal year 2002 are consistent with the design of the overall program and are shown in the Summary Compensation Table above. Mr. Chamillard’s 300,000 shares represented 4.23% of the total option shares awarded to all employees during fiscal 2002. The actual number of the stock options granted to Mr. Chamillard was based upon subjective and objective factors, such as his individual performance, his stock option position in the Corporation relative to the other executive officers who received option grants on the same date, his stock option position versus Chief Executive Officers and Chairpersons in comparable companies, the Corporation’s overall performance, his expected contributions to the future success of the Corporation and industry practices. The Committee determined that based on these factors Mr. Chamillard’s annual grant should be 300,000 shares.

COMPENSATION COMMITTEE

Patricia S. Wolpert (Chair)

James W. Bagley

Roy A. Vallee

Compensation Committee Interlock and Insider Participation

Messrs. Bagley, Hibbard, Testa and Vallee and Ms. Wolpert comprised the Management Compensation and Development Committee for fiscal year 2002. Dwight H. Hibbard served on the Management Compensation and Development Committee until his retirement from the Board of Directors of the Corporation in May 2002. Richard J. Testa, a partner of the law firm of Testa, Hurwitz & Thibeault, LLP in Boston, Massachusetts, served on the Management Compensation and Development Committee until his death in December 2002. Following Mr. Testa’s death, the Management Compensation and Development Committee and the Stock Option Committee were, pursuant to Board approval, combined to form the Compensation Committee. Messrs. Bagley and Vallee and Ms. Wolpert are the current members of the Compensation Committee. Testa, Hurwitz & Thibeault served as counsel for Teradyne during the fiscal year 2002 and Teradyne expects to retain the services of such firm for the fiscal year 2003.

Deductibility of Executive Compensation

In general, under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), Teradyne cannot deduct, for federal income tax purposes, compensation in excess of $1 million paid to certain executive officers. This deduction limitation does not apply, however, to compensation that constitutes “qualified performance-based compensation” within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder. Teradyne has considered the limitations on deductions imposed by Section 162(m) of the Code, and it is Teradyne’s present intention that, except as set forth below and for so long as it is consistent with its overall compensation objectives, substantially all tax deductions attributable to executive compensation will not be subject to the deduction limitations of Section 162(m) of the Code. Options granted under Teradyne’s 1997 Employee Stock Option Plan do not constitute “qualified performance-based compensation.” In 2001, Teradyne granted options to purchase 602,569 common shares of Teradyne to its Chief Executive Officer. Although Teradyne’s 2002 proxy materials indicated that all such options were granted under Teradyne’s 1991 Employee Stock Option Plan, the options to purchase 302,569 of such common shares were actually granted under the 1997 Employee Stock Option Plan. Teradyne’s performance based compensation under its Variable Compensation Plan includes criteria that involves both objective quantitative criteria (such as profitability and return of net asset measures) as well as subjective qualitative factors (such as strategic improvement). As such, Variable Compensation Plan payments, to the extent they cause the applicable employee remuneration to exceed $1 million, are not tax deductible under Section 162(m) of the Code. Teradyne is not planning to change the process for determining compensation under its Variable Compensation Plan or the 1997 Employee Stock Option Plan to satisfy the requirements for exemption from Section 162(m), because it is believed to be in Teradyne’s best interest to continue to exercise discretion, in the same manner as in the past, in the determination of Variable Compensation and equity grants pursuant to the 1997 Employee Stock Option Plan. Compensation deductions attributable to options granted under the 1997 Employee Stock Option Plan as well as payments pursuant to the Variable Compensation Plan will not, therefore, be deductible to the extent they cause the applicable employee remuneration of certain executive officer to exceed $1 million during any given taxable year.

AUDIT COMMITTEE REPORT

The Board of Directors has an Audit Committee with oversight responsibilities that include matters relating to the Corporation’s financial disclosure and reporting process, including the system of internal controls and the appointment and activities of Teradyne’s independent auditors. The Audit Committee regularly discusses with management and the outside auditors the financial information developed by Teradyne, Teradyne’s systems of internal controls and its internal audit process. The Audit Committee recommends to the Board of Directors each fiscal year the appointment of the independent auditors and reviews periodically the auditors’ performance and independence. The Audit Committee met with the independent auditors (both with and without the presence of Teradyne’s management) to review and discuss the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, including various matters pertaining to the audit, such as Teradyne’s financial statements, the report of the independent auditors on the results, scope and terms of their work, and their recommendations concerning the financial practices, controls, procedures and policies employed by Teradyne, and Teradyne’s compliance with legal and regulatory requirements that were effective in 2002.

The Board of Directors has adopted a written charter for the Audit Committee setting out the audit related functions the committee is to perform and, the Audit Committee operated under that charter during fiscal 2002. During 2002, the Audit Committee reviewed the relevant requirements of the Sarbanes-Oxley Act of 2002, the proposed and final rules of the U.S. Securities and Exchange Commission, and the proposed rules and listing requirements of the New York Stock Exchange regarding audit committees and audit committee policies. As noted, some of these rules and requirements have not yet been finalized. In 2002, the Audit Committee commenced an ongoing review of its charter in light of the legal and regulatory changes, and intends to amend its charter, if necessary, as the rules and requirements are finalized. This year, the Audit Committee reviewed Teradyne’s audited financial statements for the fiscal year ended December 31, 2002 and met with both management and PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”), Teradyne’s independent auditors, to discuss those financial statements. Management has represented to us that the financial statements were prepared in accordance with generally accepted accounting principles.

The Audit Committee has received from and discussed with PricewaterhouseCoopers the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with PricewaterhouseCoopers, PricewaterhouseCoopers’ independence. The committee also discussed with PricewaterhouseCoopers the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees).

Based on these reviews and discussions with management and PricewaterhouseCoopers, the Audit Committee recommended to the Board of Directors that Teradyne’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

The Audit Committee consists of Messrs. Carnesale, Mulroney and O’Reilly, each of whom is “independent” as defined in Sections 303.01(B)(2)(a) and (3) of the New York Stock Exchange listing standards. That is, the Board of Directors has determined that none of the committee members has a relationship to Teradyne that may interfere with his independence from Teradyne and its management.

AUDIT COMMITTEE

John P. Mulroney (Chair)

Albert Carnesale

Vincent M. O’Reilly

Audit Fees

The aggregate fees billed by PricewaterhouseCoopers for professional services rendered for the audits of Teradyne’s annual financial statements for the fiscal years ended December 31, 2002 and 2001 and for the review of the financial statements included in Teradyne’s quarterly reports on Forms 10-Q for the fiscal years ended December 31, 2002 and 2001 were $905,000 and $985,000, respectively.

Audit-Related Fees

The aggregate fees billed by PricewaterhouseCoopers for audit-related services in the fiscal years ended December 31, 2002 and 2001 were $127,000 and $172,000, respectively, consisting of accounting advice on new accounting and reporting standards, due diligence and accounting advice on acquisitions and employee benefit plan audits.

Tax Fees

The aggregate fees billed by PricewaterhouseCoopers for tax services in the fiscal years ended December 31, 2002 and 2001 were $672,000 and $952,000, respectively, consisting of tax planning, compliance and due diligence services related to domestic and foreign subsidiaries.

All Other Fees

The aggregate fees billed by PricewaterhouseCoopers for services other than those described above for the fiscal years ended December 31, 2002 and 2001 were $214,000 and $4,129,000, respectively. The 2002 fees consisted of consulting services for an enterprise data warehouse system, and the 2001 fees consisted of consulting services for an enterprise data warehouse system and other process improvement projects. Outside service providers are selected based on expertise and this selection is generally subject to a competitive bidding process.

Teradyne’s Audit Committee has determined that the services provided by PricewaterhouseCoopers as set forth herein are compatible with maintaining PricewaterhouseCoopers’ independence.

PERFORMANCE GRAPH (1)(2)

The following graph compares the change in Teradyne’s cumulative total shareholder return in its Common Stock with the Standard & Poor’s 500 Index, the Standard & Poor’s High Technology Composite Index and the S&P Information Technology 500 Index. Teradyne changed its comparative index this year to the S&P Information Technology 500 Index because the S&P High Technology Composite Index that was used in prior years was discontinued on December 31, 2001. The comparison assumes $100.00 was invested on December 31, 1997 in Teradyne’s Common Stock and in each of the foregoing indices and assumes reinvestment of dividends, if any.

	1997	1998	1999	2000	2001	2002
Teradyne, Inc	$100.00	$132.42	$412.50	$232.81	$188.37	$81.31
S&P 500 Index	$100.00	$128.52	$155.53	$141.36	$124.63	$97.15
S&P High Technology Composite Index	$100.00	$172.95	$302.86	$181.88	$138.69	—
S&P Information Technology 500 Index	$100.00	$178.12	$318.33	$188.14	$139.51	$87.31

(1)	This graph is not “soliciting material,” is not deemed filed with the Securities and Exchange Commission and is not to be incorporated by reference in any Teradyne filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.
(2)	The stock price performance shown on the graph is not necessarily indicative of future price performance. Information used on the graph was obtained from Hewitt Associates, a source believed to be reliable, but Teradyne is not responsible for any errors or omissions in such information.

RATIFICATION OF SELECTION OF AUDITORS

The Board of Directors has selected the firm of PricewaterhouseCoopers LLP, independent certified public accountants, to serve as auditors for the fiscal year ending December 31, 2003. PricewaterhouseCoopers LLP, or its predecessor Coopers & Lybrand L.L.P., have served as Teradyne’s auditors since 1968. It is expected that a member of the firm will be present at the Annual Meeting of Shareholders with the opportunity to make a statement if so desired and will be available to respond to appropriate questions. The ratification of this selection is not required by the laws of the Commonwealth of Massachusetts, where Teradyne is incorporated, but the results of this vote will be considered by the Board of Directors in selecting auditors for future fiscal years.

The Board of Directors recommends a vote FOR ratification of this selection.

SHAREHOLDER PROPOSALS

Proposals of shareholders intended for inclusion in Teradyne’s proxy materials to be furnished to all shareholders entitled to vote at the next annual meeting of shareholders pursuant to Securities and Exchange Commission (“SEC”) Rule 14a-8 must be received at Teradyne’s principal executive offices not later than December 23, 2003.

Under Teradyne’s By-Laws, shareholders who wish to make a proposal at the 2004 annual meeting of shareholders — other than proposals that will be included in Teradyne’s proxy materials — must notify Teradyne not less than 50 days nor more than 90 days prior to the meeting; provided, however, that in the event that less than 65 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, to be timely, notice by the shareholder must be so received not later than the close of business on the fifteenth day following the day on which notice of the date of the meeting was mailed or public disclosure was made, whichever occurs first. If a shareholder who wishes to present a proposal fails to timely notify Teradyne, the shareholder will not be entitled to present the proposal at the meeting. If, however, notwithstanding the requirements of Teradyne’s By-Laws, the proposal is brought before the meeting, then under the SEC’s proxy rules, the proxies solicited by Teradyne’s management with respect to the 2004 annual meeting will confer discretionary voting authority with respect to the shareholder’s proposal on the persons selected by management to vote the proxies. If a shareholder makes a timely notification, the proxies may still exercise discretionary voting authority under circumstances consistent with the SEC’s proxy rules.

It is suggested that proponents submit their proposals by Certified Mail — Return Receipt Requested.

EXPENSES AND SOLICITATION

The cost of solicitation of proxies will be borne by Teradyne, and in addition to soliciting shareholders by mail through its regular employees, Teradyne may request banks and brokers to solicit their customers who have Teradyne stock registered in the name of a nominee and, if so, will reimburse such banks and brokers for their reasonable out-of-pocket costs. Solicitation by Teradyne officers and employees, as well as certain outside proxy-solicitation services may also be made of some shareholders in person or by mail, telephone or telegraph following the original solicitation.

INCORPORATION BY REFERENCE

To the extent that this proxy statement has been or will be specifically incorporated by reference into any filing by the Corporation under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the sections of the proxy statement entitled “Compensation Committee Report”, “Audit Committee Report” and “Performance Graph” shall not be deemed to be so incorporated, unless specifically otherwise provided in any such filing.

PROXY

TERADYNE, INC.

Proxy for Annual Meeting of Shareholders

May 22, 2003

SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints GEORGE W. CHAMILLARD and EILEEN CASAL and each or both of them, proxies, with full power of substitution to vote all shares of stock of the Corporation which the undersigned is entitled to vote at the Annual Meeting of Shareholders of Teradyne, Inc. to be held on Thursday, May 22, 2003, at 10:00 A.M., at Fleet National Bank, 100 Federal Street (Seventh Floor), Boston, Massachusetts, and at any adjournments thereof, upon matters set forth in the Notice of Annual Meeting of Shareholders and Proxy Statement, dated on or about April 21, 2003, a copy of which has been received by the undersigned. The proxies are further authorized to vote, in their discretion, upon such other business as may properly come before the meeting or any adjournments thereof.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

TERADYNE, INC.

c/o EquiServe Trust Company, N.A.

P.O. Box 8694

Edison, NJ 08818-8694

☒ Please mark

votes as in

this example.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE ELECTION OF CLASS II DIRECTORS AND FOR THE PROPOSAL IN ITEM 2.

1. To elect three members to the Board of Directors to serve for a three-year term as Class II Directors.

Nominees: (01) G.W. Chamillard, (02) A. Carnesale and (03) R.A. Vallee

☐ FOR                         ☐ WITHHELD

    ☐

For all nominees except as noted above

2.	To ratify the selection of PricewaterhouseCoopers LLP as auditors for the fiscal year ending December 31, 2003.

☐ FOR                 ☐ AGAINST                 ☐ ABSTAIN

MARK HERE IF YOU PLAN TO ATTEND THE MEETING           ☐

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT    ☐

(Please sign exactly as your name appears hereon. If signing as attorney, executor, trustee or guardian, please give your fill title as such. If stock is held jointly, each owner should sign. Please read reverse side before signing.)

Signature:                                                          Date:

Signature:                                                          Date: